Exhibit 4.1

DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Computer Programs and Systems, Inc. (the “Company,” “we,” “our” and “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.001 per share. The following descriptions are summaries of the material terms of our Certificate of Incorporation and Amended and Restated Bylaws (“Bylaws”). The summary below is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws. The terms of these securities may also be affected by the Delaware General Corporation Law (the “DGCL”).

Authorized Capitalization

Our capital structure consists of 30,000,000 authorized shares of common stock, par value $0.001 per share. As of March 9, 2020, there were 14,356,296 shares of our common stock outstanding.

Common Stock

Dividends. The holders of our common stock are entitled to such dividends as our board of directors may declare from time to time from legally available funds, based on the number of shares of common stock then held of record by such holder.

Voting Rights. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by the stockholders, subject to the restrictions described below under the caption “— Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law.”

Our Certificate of Incorporation does not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors standing for election, and the holders of the remaining shares are not able to elect any directors.

Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors.

Rights and Preferences. All of the outstanding shares of our common stock are fully paid and non-assessable. Holders of our common stock have no preemptive rights, conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

Our Certificate of Incorporation and Bylaws contain a number of provisions relating to corporate governance and to the rights of our stockholders. Certain of these provisions may be deemed to have a potential “anti-takeover” effect in that such provisions may delay, defer or prevent a change of control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by the stockholders. These provisions include:

Classified Board. Our Certificate of Incorporation provides that our board of directors is divided into three classes of directors. As a result, not all of our directors stand for election each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board. Our Certificate of Incorporation also provides that the number of directors will be fixed exclusively pursuant to a resolution adopted by the board of directors, and that any vacancies or new directorships may be filled by the board of directors. Our board of directors currently has ten members.

No Cumulative Voting. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors standing for election at any particular meeting of our stockholders, and the holders of the remaining shares are not able to elect any directors.

Authorized but Unissued Capital Stock. Our authorized capital stock consists of 30,000,000 shares of common stock. A large quantity of authorized but unissued shares may deter potential takeover attempts because of the ability of our board of directors to authorize the issuance of some or all of these shares to a friendly party, or to the public, which would make it more difficult for a potential acquirer to obtain control of us. This possibility may encourage persons seeking to acquire control of us to negotiate first with our board of directors. The authorized but unissued stock may be issued by the board of directors in one or more transactions. The authorized but unissued common stock could also be used in connection with the issuance of a shareholder rights plan, sometimes referred to as a “poison pill.” Our board of directors is able to implement a shareholder rights plan without further action by our stockholders.

Action by Written Consent. Our Certificate of Incorporation provides that stockholder action can be taken only at an annual meeting or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Special Meetings of Stockholders. Our Certificate of Incorporation provides that special meetings of our stockholders may be called only by our board of directors or a committee of the board of directors whose powers and authority include the power to call such meetings. Our Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Amendment of Bylaws. Our Certificate of Incorporation provides that our board of directors is expressly authorized to make, adopt, repeal, alter, amend, and rescind our Bylaws without any vote or further action by the stockholders.

Advance Notice Procedures. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not earlier than the close of business 120 days, and not later than the close of business 90 days, prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. Under our Bylaws, the chairperson of our board of directors, or another director designated by the chairperson of our board of directors in the chairperson’s absence, shall act as chairperson of all meetings of stockholders. In the absence of the foregoing persons, the chairperson of the meeting may be chosen by the affirmative vote of the holders of a majority of the shares entitled to vote who are present at the meeting by person or by proxy and who cast a vote affirmatively or negatively. The chairperson of the meeting of stockholders shall have the discretion to establish the order of business for such meeting, subject to any specific order established by our board of directors, which may have the effect of precluding the conduct of certain business at a meeting if the order is not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

The combination of the classification of our board of directors and the lack of cumulative voting will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management or of us, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they may also inhibit fluctuations in the market price of our shares of common stock that could result from actual or rumored takeover attempts.

Business Combinations with Interested Stockholders. We have opted out of the provisions of Section 203 of the DGCL, which regulates corporate takeovers.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Listing

Our stock is listed on the NASDAQ Global Select Market under the symbol “CPSI.”